Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR
NEW YORK, NEW YORK 10105
TELEPHONE: (212) 370-1300
FACSIMILE: (212) 370-7889
www.egsllp.com

February 8, 2021

Hancock Jaffe Laboratories, Inc.

70 Doppler

Irvine, California 92618

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Hancock Jaffe Laboratories, Inc. a Delaware corporation (the “Company”), in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “462(b) Registration Statement”) for the purpose of registering with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), the sale by the Company of additional units (including units subject to the overallotment option) (the “Units”) consisting of shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) and warrants to purchase shares of common stock (the “Warrants”). The 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-1, as amended (File No. 333-251528) (the “Registration Statement”), initially filed by the Company with the Commission on December 21, 2020 and declared effective by the Commission on February 8, 2021.

The Units are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Ladenburg Thalmann & Co., Inc. on behalf of themselves and as representative to the several underwriters to be named therein. The securities are to be offered and sold in the manner described in the Registration Statement and 462(b) Registration Statement and the related prospectuses included therein (collectively, the “Prospectus”).

For purposes of rendering the opinions set forth below, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion including (i) the Registration Statement and 462(b) Registration Statement, including the exhibits filed therewith, (ii) the Prospectus, (iii) the Company’s fifth amended and restated certificate of incorporation (as amended, the “Certificate of Incorporation”), (iv) the Company’s amended and restated bylaws (as amended, the “Bylaws”), (v) the corporate resolutions and other actions of the Company that authorize and provide for the filing of the Registration Statement and 462(b) Registration Statement, and we have made such other investigation as we have deemed appropriate. We have not independently established any of the facts so relied on.

We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have also assumed that all of the shares of Common Stock issuable or eligible for issuance pursuant to exercise of the Warrants following the date hereof will be issued for not less than par value.

Based on the foregoing, we are of the opinion that:

1. Units. When the 462(b) Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the 462(b) Registration Statement, such Units will be legally binding obligations of the Company, enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant Agreement; and (e) with respect to the Common Stock, we express no opinion to the extent that future issuances of the Common Stock may cause the number of shares of Common Stock underlying the Units, to exceed the number that remain authorized but unissued.

2. Common Stock. When the 462(b) Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the 462(b) Registration Statement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

3. Warrants. When the 462(b) Registration Statement becomes effective under the Act and when the Warrants underlying the Units are issued, delivered and paid for as part of the Units, as contemplated by the 462(b) Registration Statement, such Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and(d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant Agreement.

4. Common Stock underlying Warrants: When the 462(b) Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the 462(b) Registration Statement, the shares of common stock issuable upon exercise of the Warrants will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP